Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 29th day of August, 2007, by and between Steinway Musical Instruments, Inc., a Delaware corporation (the “Company”), and Kyle R. Kirkland (the “Executive”).

WHEREAS, the Executive and the Company entered into an employment agreement dated January, 1999 (the “1999 Agreement”), and

WHEREAS, the initial Term of the 1999 Agreement ended on December 31, 2006, which term was subject to extension, and

WHEREAS, the Company offered to renew the Executive’s employment agreement by letter dated December 19, 2006, and

WHEREAS, the Executive has accepted the offer to renew, and

WHEREAS, the Company and Executive wish to make certain modifications to the agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Term of Employment.  The Company agrees to continue to employ the Executive, and the Executive hereby agrees to continue performing his duties and responsibilities until December 31, 2008, unless otherwise terminated in accordance with the terms set forth in paragraph 7 of this Agreement (including any extensions, the “Term”).

2.                                       Duties and Responsibilities.  The Executive shall be employed as the Chairman of the Board of the Company, and shall perform such duties as are from time to time assigned to him by the Board of Directors of the Company (the “Board”) and that are normally associated with such position.

3.                                       Compensation.

a.                                       For all services to be performed by the Executive during the Term, the Company shall pay to him, together with other compensation as hereinafter provided, an annual salary of $350,000 (subject to such deductions and withholdings as may be required by law or by further agreement with the Executive), payable in arrears biweekly.

b.                                      Without limiting and in addition to the foregoing, each year the Executive shall be eligible to receive an annual bonus determined in the sole and absolute discretion of the Board.

c.                                       On his annual review date, the Executive shall be eligible to receive salary increases based on his performance of his duties, but any such increases shall be in the sole and absolute discretion of the Board.

4.                                       Benefits.  In addition to any other items of compensation provided for in this Agreement, the Executive shall be entitled to the following benefits (the “Benefits”):

a.                                       The Executive shall be entitled to participate in any retirement (including the Company’s Supplemental Executive Retirement Plan), life insurance, health, medical, disability or other plans or benefits, whether insured or self-insured, which the Company in its sole and absolute discretion may make available generally from time to time to its executives.  The Company shall also reimburse the Executive for all medical expenses incurred which are not otherwise covered by an existing benefit plan and shall pay the premium for additional life insurance up to the maximum coverage available under the Company’s policy.

a.                                       The Executive shall be entitled to vacation in accordance with the Company’s current vacation policy during each year of this Agreement.

5.                                       Reimbursement of Expenses.  The Executive shall be entitled to be reimbursed for all reasonable travel and entertainment expenses that are (a) incurred by him in the performance of his duties hereunder and (b) evidenced by appropriate documentation.  In addition, the Executive shall be entitled to an annual, non-accountable expense allowance of $10,000.

6.                                       Restrictive Covenants.  The Executive acknowledges that certain of the Company’s products and services are proprietary in nature and have been manufactured, assembled and marketed through the use of customer lists, supplier lists, trade secrets, methods of operation and other confidential information possessed by the Company and disclosed in confidence to the Executive (the “Trade Secrets”), which may not be easily accessible to other persons in the trade.  The Executive also acknowledges that he will have substantial and ongoing contact with the Company’s customers and suppliers and will thereby gain knowledge of customer needs and references, sources of equity funding, sources of supply, methods of assembly and other valuable information necessary for the success of the Company’s business.  Therefore, except as provided in subparagraphs (a) and (d) below, and except as provided in paragraph 8, during the time the Executive is employed under the provisions of this Agreement and until the date of the second anniversary of the termination of the executive’s employment, the Executive shall not, without the prior written consent of the Company:

a.                                       During the Term, engage in any business activity that competes with the Company in the manufacturing of musical instruments or other business in which the Company is engaged, or exploits or utilizes any of the Trade Secrets; provided, however, that the Executive may invest in any publicly-traded company that is similar in nature to the business in which the Company is engaged, provided that such investment shall not exceed 5% of the equity interest in such company on a fully diluted basis;

b.                                      Solicit any person employed by the Company or any affiliate of the Company, appointed as a representative of the Company, or any affiliate of the Company, to join him as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever;

c.                                       Intentionally disclose or reveal any Trade Secrets or other confidential information of the Company to anyone which disclosure results in harm to the Company; or

d.                                      Become employed by or associated with, any entity that owns, operates, manages or has a substantial interest in any business activity that competes with the Company in the manufacturing of musical instruments or other significant business in which the Company is engaged, or exploits or utilizes any of the Trade Secrets; provided, however, if the Executive’s employment is terminated by the Company other than for Cause (as defined herein), said period for the purposes of this subparagraph d shall be reduced to one year after the termination of his employment.

7.                                       Termination.

a.                                       The Company shall have the option to terminate the Executive’s employment for “Cause”, which shall be defined as follows:  (i) any felony committed by the Executive in connection with the performance of the Executive’s duties to the Company that causes damage to the Company or any of its properties, assets or businesses; (ii) any fraud, misappropriation or embezzlement by the Executive involving properties, assets or funds of the Company; (iii) a conviction of the Executive, or plea of nolo contendere by the Executive, to any crime or offense involving monies or other property of the Company; or (iv) the violation by the Executive of any non-competition or confidentiality agreement with the Company.  In the event of termination of the Executive’s employment for Cause, any obligation of the Company to provide any compensation and Benefits to him, as herein set forth, shall cease immediately except as provided in paragraph 10.

b.                                      In the event of termination of the Executive’s employment by reason of death or permanent disability, he and/or his estate shall be entitled to his salary and Benefits under the terms of this Agreement for a period of six months following the date of his death or the date upon which he becomes permanently disabled, in addition to any other benefits provided by the Company.

c.                                       In the event of termination of the Executive’s employment by reason of his resignation, written notice of which shall be given by him to the Company at least sixty days prior thereto, he shall be entitled to his salary and Benefits hereunder up to the date of such termination, subject to extension of Benefits required by any governmental laws and regulations.

8.                                       Renewal.

a.                                       The Term shall automatically renew on an annual basis unless the Company provides the Executive with written notice of its intent not to renew at least sixty (60) days prior to the expiration of the then current Term.

b.                                      If this Agreement is not renewed, then the terms of paragraph 6(d) shall not apply and the Company shall pay to the Executive a severance benefit on the date of the non-renewal equal to two times his latest annual salary plus bonus in consideration for which the Executive agrees that he will not become employed by or associated with any entity which owns, operates, manages, or has a substantial interest in any business activity that competes with the Company as a manufacturer of musical instruments for a period of two years after the date of the non-renewal.

9.                                       Indemnification.   The Company agrees to indemnify the Executive to the same extent that the Company agrees to indemnify other officers and directors of the Company in their capacity as such.  The Company further agrees that such indemnification shall survive the Executive’s resignation, termination or expiration of this Agreement, with respect to actions taken by him during his employment with the Company, unless such actions could have been grounds for termination for Cause.

10.                                 Employment Benefits to Continue After Termination.  If the Executive’s employment is terminated by the Company with or without Cause, or by resignation, he shall be entitled to continue to participate in any health and medical plans maintained by the Company at his employee rate if he so elects and pays the premium cost of such insurer in advance to the Company until such time as he becomes a participant in another plan or for an additional period of time in accordance with governmental laws and regulations.  The Company is not obligated to maintain any such benefit plans under this Agreement.

11.                                 Limitation on Assignment.   The Company agrees that if the assets of the business are transferred to any other entity the Executive shall have the right to have this contract assigned to such entity.

12.                                 Entire Agreement.  This Agreement constitutes the entire understanding between the parties in connection with the subject matter hereof and supersedes any and all prior agreements or understandings between the parties.   This Agreement may only be changed by a written instrument duly executed by each party.

13.                                 Binding Nature of Agreement Assignment.            This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of the Executive and the successors and assigns of the Company.

14.                                 Governing Law.            This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.

15.                                 Construction and Jurisdiction.

a.                                       If any legal action relating to or other proceeding is brought by any party for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any provisions of this Agreement, such action shall be commenced in the Commonwealth of Massachusetts, and the parties hereto agree that such Commonwealth shall have exclusive jurisdiction thereof; provided, however, if any court in said Commonwealth shall decline to afford injunctive relief to the Company on account of the breach or threatened breach of this Agreement by the Executive, the Company shall be entitled to seek such relief from any other court of competent jurisdiction, wherever located.

b.                                      The prevailing party shall be entitled to recover reasonably attorney’s fees and other reasonable costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

c.                                       The parties hereby further agree that, in connection therewith, service of  process by registered or certified mail or in person shall confer jurisdiction over them.

16.                                 Serverability.                          The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or provisions were omitted.

17.                                 Section Headings.                                               The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

18.                                 Waiver of Breach.                                                The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver by said party of any other or subsequent breach.

19.                                 Notices.    All notices and other communications required or permitted to be given under the terms of this Agreement shall be given in writing and shall be deemed to have been duly given (a) when delivered personally, (b) if sent by telecopy, when receipt thereof is acknowledged at the telecopy number listed below for the receiving party, (b) the day following the day on which the same has been delivered prepaid for overnight delivery to a national air courier service or (d) three days following deposit in the United States mail, registered or certified, postage prepaid, in each case addressed as follows (or to such other addresses that may have been designated by the respective parties hereto for this purpose):

If to the Company:

Steinway Musical Instruments, Inc.

800 South Street, Suite 305

Waltham, Massachusetts  02453-1472

Fax: (781) 894-9803

Attention:                                         Dennis M. Hanson

With a copy to:

Milbank, Tweed, Hadley & McCloy

601 South Figueroa Street, 30th Floor

Los Angeles, California  90017

Fax: (213) 629-5063

Attention:                                         Neil Wertlieb

If to the Executive:

Kyle R. Kirkland

11150 Santa Monica Blvd, Suite 700

Los Angeles, California  90025

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Steinway Musical Instruments, Inc.

/s/ Dennis M. Hanson
Dennis M. Hanson
Sr. Executive Vice President

/s/ Kyle R. Kirkland
Kyle R. Kirkland